Exhibit 4.19

Declaration of Trust Schedule

The declaration of trust listed below executed by certain employees of the Company are identical in all material respects. A copy of the declaration of trust executed by Mr. Tang Le is filed as Annex A to the Exhibit 4.19.

1.              declaration of trust executed by Mr. Tang Le on July 4, 2016 as to Light Square Limited;

2.              declaration of trust executed by Ms. Wang Yali on June 20, 2016 as to Fashion Easy-go International Trading Co., Limited;

3.              declaration of trust executed by Mr. Huang Haojia on June 22, 2016 as to Light Hill Limited;

4.              declaration of trust executed by Mr. Chen Lei on June 20, 2016 as to Light Linnet Limited; and

5.              declaration of trust executed by Ms. Chen Xiao on June 20, 2016 as to Light Xiao Limited.

Annex A

DECLARATION OF TRUST

I, the undersigned, hereby solemnly and sincerely declare as follows:-

1.                          THAT the 10,000 share now standing in my name in the books of Light Square Limited (hereinafter called “the Share”) does not belong to me but to Light In The Box Limited of Room 705&706, 7/F, China Insurance Group Building, No. 141 Des Voeux Road, Central, Hong Kong (hereinafter called “the Beneficial Owner” which expression shall include its successors in title and assigns).

2.                          THAT I hold the Share upon trust for the Beneficial Owner and I undertake to transfer and deal, in all respects, and to pay the Share and any dividends, interest and other benefits thereon and accretions thereto in such manner as the Beneficial Owner shall from time to time direct and I further undertake that I will at the request of the Beneficial Owner attend by virtue of being the registered holder of the Share and will vote at any such meetings in such manner as directed by the Beneficial Owner.

IN WITNESS whereof this Declaration was executed this 4th day of July, 2016.

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SIGNED SEALED and DELIVERED by	)
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in the presence of	)
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	)	/s/ Tang Le

TANG LE